UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 9, 2011
Baker Hughes Incorporated
(Exact name of registrant as specified in charter)

Delaware	1-9397	76-0207995
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2929 Allen Parkway, Houston, Texas	77019
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 439-8600
(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 13, 2011, Baker Hughes Incorporated (the “Company”) entered into a new credit agreement among the Company, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent (the "Administrative Agent”), Citibank, N.A. and Bank of America, N.A., as Syndication Agents, and the other lenders identified therein (the “2011 Credit Agreement”). The Royal Bank of Scotland PLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., and DNB Nor Bank ASA acted as Documentation Agents and J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner, & Smith Incorporated, RBS Securities Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., and DNB Nor Markets, Inc. acted as Co-Lead Arrangers and Joint Bookrunners. The 2011 Credit Agreement is a five-year committed $2.5 billion revolving credit facility that expires in September 2016. If drawn, proceeds from the 2011 Credit Agreement are expected to be used for general corporate purposes.
     The 2011 Credit Agreement contains certain covenants, which, among other things, restrict certain merger transactions or the sale of all or substantially all of the assets of the Company or a significant subsidiary of the Company and limit the amount of subsidiary indebtedness. Upon the occurrence of certain events of default, the Company’s obligations under the 2011 Credit Agreement may be accelerated. Such events of default include payment defaults to lenders under the 2011 Credit Agreement, covenant defaults and other customary defaults. To the extent the Company has outstanding commercial paper, its aggregate ability to borrow under the 2011 Credit Agreement is reduced. As of September 14, 2011, the Company had no direct borrowings under the 2011 Credit Agreement and no commercial paper outstanding.
     The foregoing description of the 2011 Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the 2011 Credit Agreement which is filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 1.01 by reference.
Item 1.02. Termination of a Material Definitive Agreement.
     On September 13, 2011, the Company terminated the existing three-year committed $1.2 billion credit agreement among the Company, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders party thereto dated as of March 19, 2010 and expiring March 19, 2013 as well as the existing five-year $500.0 million credit agreement among the Company, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders party thereto dated as of July 7, 2005 and expiring July 7, 2012.
Item 2.03. Creation of a Direct Financial Obligation.
     The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 8.01. Other Events.
     On September 9, 2011, the Company redeemed all of its outstanding 6.50% Senior Notes due 2013, of which an aggregate principal amount of $500 million was outstanding (the “Notes”). The Company’s estimate of the impact of the redemption of the Notes for the quarter ending September 30, 2011, taking into account the redemption premium, the termination of two interest rate swap agreements related to the Notes, and other costs is a net loss after-tax of approximately $26 million. The redemption and related costs were funded with proceeds from the previously reported private placement of $750 million in aggregate principal amount of the Company’s 3.20% Senior Notes due 2021.
Item 9.01. Financial Statements and Exhibits.
          (d) Exhibits.
10.1* — Credit Agreement dated as of September 13, 2011, among Baker Hughes Incorporated, JP Morgan Chase Bank, N.A., as Administrative Agent and twenty-one lenders for $2.5 billion, in the aggregate for all banks.

*	Filed herewith.
This Form 8-K contains certain “forward-looking statements” (as defined in Section 21E of the Exchange Act, as amended) that reflect the Company’s expectations regarding future events. These forward-looking statements reflect the Company’s current beliefs and expectations and are based on information currently available to the Company. Accordingly, these statements are subject to known and unknown risks, uncertainties and other factors that could cause actual events to differ from those expressed in, or implied by, these statements, including the proceeds from a draw under the 2011 Credit Agreement being used for other than general corporate purposes. See the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2010, the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011 and the Company’s other filings with the Securities and Exchange Commission for a discussion of other risks and uncertainties. As a result, no assurance can be given that the Company’s beliefs and expectations covered by such forward-looking statements will be achieved. The Company is not obligated and has no intention to update or revise these forward-looking statements to reflect new events, information or circumstances.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKER HUGHES INCORPORATED
Dated: September 14, 2011	By:	/s/ Sandra E. Alford
Sandra E. Alford
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10.1	Credit Agreement dated as of September 13, 2011, among Baker Hughes Incorporated, JP Morgan Chase Bank, N.A., as Administrative Agent and twenty-one lenders for $2.5 billion, in the aggregate for all banks.